UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

WisdomTree, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sean M. Donahue
Paul Hastings LLP

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Washington, DC 20036

(202) 551-1704

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On May 13, 2024, WisdomTree, Inc. (“WisdomTree”) issued a press release announcing that it has sent a third letter to its stockholders regarding WisdomTree’s 2024 annual meeting of stockholders. A copy of the press release and the letter are set forth below.

WisdomTree Sends Letter to Stockholders Outlining Board of Directors’ Essential Balance of Skillsets,
Expertise and Institutional Knowledge

Board Has Right Mix of Perspectives and Experience to Guide WisdomTree’s Successful Strategy and Continued
Strong Performance

With Industry-leading Results, Including a Leading TSR Versus Peers Over 1-, 2-, 3- and 4-year Time Periods,
There is Zero Basis to Vote Against Any of WisdomTree’s Directors

Send Graham Tuckwell a Message that Enough is Enough – Vote “FOR” All Nine Highly Qualified Director
Nominees on WHITE Proxy Card

NEW YORK – May 13, 2024 – The Board of Directors of WisdomTree, Inc. (NYSE: WT), a global financial innovator, today issued a letter urging its stockholders to vote “FOR” all nine highly qualified members of WisdomTree’s Board of Directors on the WHITE proxy card at the upcoming 2024 Annual Meeting of Stockholders on June 12, 2024.

ETFS Capital Limited is targeting three of WisdomTree’s directors who provide critical strategic vision, skillsets and institutional knowledge that our Board requires to effectively guide WisdomTree’s strategy and create value for stockholders. Six of WisdomTree’s nine directors joined the Board in the past three years and provide fresh perspectives – including the two directors previously nominated by ETFS Capital and elected to the Board. The remaining three directors whom ETFS Capital is targeting provide the right balance of board tenure and deep institutional knowledge that effective boards need to appropriately oversee a company and its performance. Without these three directors, the average director tenure of our Board would be only 1.6 years, which is not conducive to good corporate governance or company performance.

Vote “FOR” all nine director nominees using the WHITE proxy card, including Anthony Bossone, Win Neuger and Jonathan Steinberg, to ensure WisdomTree has the right mix of skillsets, expertise and institutional knowledge to oversee the Company’s growth. Send a message that enough is enough and repudiate ETFS Capital’s campaign to disrupt the Company’s momentum and upward trajectory.

Stockholders can find out more about the proxy vote at the 2024 Annual Meeting by visiting the WisdomTree investor relations website and navigating to the page entitled “2024 Annual Meeting”: https://ir.wisdomtree.com/2024-annual-meeting-proxy-vote.

The full text of the letter is below:

May 13, 2024

Fellow WisdomTree stockholders:

As you likely know, WisdomTree (“WisdomTree” or the “Company”) has made extensive changes to its Board composition and corporate governance over the past three years, including refreshing the majority of our directors and fully declassifying the Board. We have engaged extensively with ETFS Capital Limited and, as noted in our two previous letters, have worked meaningfully with this stockholder despite its several efforts to disrupt our progress, while prioritizing the interests of all of the Company’s stockholders. Making further changes to our Board at this time would significantly disrupt the Company’s positive momentum and growth trajectory.

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There is no case for change at WisdomTree – and that includes our Board of Directors. Change for the sake of change isn’t smart – it is destructive. With industry-leading results, including leading Total Stockholder Return (TSR) versus our U.S. publicly traded asset manager peers1 (the “Publicly Traded Asset Manager Peer Group”) over 1-, 2-, 3- and 4-year time periods, there is zero basis to vote against any of WisdomTree’s directors. Additional change now, when our Company is delivering strong performance and creating value for its stockholders, would serve only as a disruption and hinder the Company’s industry-leading results and upward trajectory.

The WisdomTree Board contains a stable balance of directors with the strategic vision, industry experience, and institutional knowledge critical to guide the Company’s strategy as a leading global financial innovator.

Graham Tuckwell, Chairman of ETFS Capital, is currently campaigning against three directors – the only three directors who have been on the WisdomTree Board for more than four years – Anthony Bossone, Jonathan Steinberg and Win Neuger. Our Board – including the two directors previously nominated by ETFS Capital – unanimously agrees that these directors bring the stability, strategic vision and institutional knowledge critical to overseeing the Company’s strategy and advancing the best interests of all stockholders. The participation of these three directors on the Board provides the support the newer Board members need to familiarize themselves with and gain deeper insights about WisdomTree, its business and its history.

As part of his relentlessly disruptive campaign, Mr. Tuckwell instead believes that the entire Board should be comprised of new directors in his effort to disable the Board and force a sale of the Company. Not only would this be value destructive for our Company and for you, our stockholders, but his efforts to target our longer-tenured directors this year flies in the face of good corporate governance practices. None of the companies in our Publicly Traded Asset Manager Peer Group have a board of directors in which the longest tenured board member has served less than six years – which Mr. Tuckwell proposes happen here – demonstrating the recognized importance of institutional knowledge as an attribute of an effective board. Several of our peers continue to have their co-founders on their boards as well. In fact, the average tenure of WisdomTree’s independent directors is four years, which is lower than the majority of our peers. Without our three longer-tenured directors, the average director tenure of our Board would be only 1.6 years. Changing the Board’s composition and shortening average director tenure serves Mr. Tuckwell’s narrow interests at the expense of all stockholders and good corporate governance.

Furthermore, the benchmarking standards for Glass Lewis, one of the leading proxy advisory firms, note that “shareholders are best served when boards make an effort to ensure a constituency that is not only reasonably diverse on the basis of age, race, gender and ethnicity, but also on the basis of geographic knowledge, industry experience, board tenure and culture.”2 We agree that having an entirely legacy board may be harmful to a company and its stockholders, but so is an entirely new board. Rather, a healthy mix of board tenure is beneficial for a company, helping to enhance board functionality and ensuring that newer directors have access to deep historical knowledge of the business.

The Board refreshment we have undertaken in the past several years also extends to Board leadership positions. In 2023, we rotated every Board Committee Chair role, and these roles are now held by directors appointed in the past three years. Our longer-tenured directors provide these new Chairs with key support in their new roles.

In short, our six new directors greatly benefit from the deep knowledge about WisdomTree held by our three longer-standing directors, as does the Company as a whole. Change would only disrupt the meaningful consistency and balance that serves our stockholders well.

Vote “FOR” Jonathan Steinberg, WisdomTree’s CEO and founder, who is responsible for creating and developing the Company’s proprietary index methodology and building WisdomTree into the leading global financial innovator it is today.

•	Mr. Steinberg is a visionary leader who founded WisdomTree in 1988 and is responsible for creating and developing the Company’s proprietary index methodology.

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[1]	U.S. publicly traded asset manager peer group includes the following 12 companies: AB; AMG; APAM; BEN; BLK; BSIG; FHI; IVZ; JHG; TROW; VCTR; VRTS.
[2]	Glass Lewis 2024 Benchmark Policy Guidelines, page 26.

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•	He provides essential insight and guidance to our Board from a management perspective, and with his more than 35 years of experience, he has grown WisdomTree into a leading global financial innovator with record assets under management of $107.2 billion as of March 31, 2024.

•	Under Mr. Steinberg’s leadership, WisdomTree has seen revenue growth of greater than 25x, from $13 million in 1997 to $349 million in 2023, and his ongoing commitment to WisdomTree and our mission and vision has clearly solidified our current position of strength and potential.

•	Mr. Steinberg continuously looks ahead for the next generation of innovative financial products, such as tokenization and blockchain-enabled finance. He is an early adopter of tokenization and has successfully executed on WisdomTree’s early mover advantage in digital assets. Without him, WisdomTree would neither exist, nor be where it is today.

Vote “FOR” Anthony Bossone, an independent director whose financial, accounting and compliance expertise, together with his experience as an equity trader and as an investor in WisdomTree since 2006, brings significant skills and knowledge to the WisdomTree Board.

•	Mr. Bossone has expertise in global finance, accounting and compliance and provides the industry knowledge, experience and technical skillset needed to evaluate WisdomTree’s business model and strategy.

•	He sits on the Board’s Audit Committee and was previously Audit Committee Chair before we rotated Committee Chairs in 2023. He plays an important role on this committee and contributes his extensive audit, accounting, reporting and regulatory compliance expertise. He also supports and provides institutional knowledge to the new Audit Chair, Lynn S. Blake, who joined the Board in 2022 and was appointed as Audit Chair in 2023.

•	Outside of WisdomTree, he directs and oversees Atlantic-Pacific Capital’s global financial accounting, reporting and regulatory compliance functions as its Chief Financial Officer and Chief Compliance Officer, which is directly relevant to WisdomTree as we navigate the regulatory landscape across our business.

Vote “FOR” Win Neuger, an independent director and consultant, as well as Independent Board Chair, with extensive experience in the asset management industry, an in-depth understanding of WisdomTree’s business model and an individual stockholder perspective.

•	Mr. Neuger has decades of experience in senior management positions in the asset management industry. No other Board member, apart from Mr. Steinberg, has as many years of experience navigating every critical moment across our industry – from high and low economic cycles to understanding each new trend that has shaped the financial services industry to where it is today.

•	He holds a deep understanding of WisdomTree’s business model and strategy and expertise in ETFs, accounting and financial reporting.

•	Outside of WisdomTree, he previously led the management of AIG’s global investment portfolio with $753 billion in assets.

In 2023, the Board unanimously appointed Mr. Neuger as Chair of the Board, based on his extensive experience in the asset management industry and with WisdomTree, its business, its people and its history, as well as his tenure on the Board. In our Publicly Traded Asset Manager Peer Group, the average tenure of a director serving as board Chair is more than 10 years, demonstrating that it is commonplace for a Board to be led by a longer-serving director. During his tenure as a longer-serving director, Mr. Neuger has been instrumental in facilitating the Board’s significant refreshment over the past three years by adding six valuable new directors on the Board, all of whom sit on Board committees and three of whom serve in key leadership positions as Committee Chairs.

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It is critical that stockholders vote “FOR” all nine of WisdomTree’s directors, including its longer-tenured directors, Anthony Bossone, Win Neuger and Jonathan Steinberg, to ensure the WisdomTree Board maintains the right mix of skillsets, expertise and institutional knowledge.

In summary, the current composition of WisdomTree’s Board is optimal. The facts speak for themselves:

•	Six of our nine directors were appointed since 2021.

•	100% of our directors who joined the Board since 2021 are diverse.
•	67% of our directors are women.
•	100% of our directors other than our CEO are independent.
•	Four years average tenure of our current independent directors.
•	Four of our directors, including our three longer-standing directors, have extensive ETF experience.
•	Three of our new directors have experience in the digital assets industry.
•	Three of our directors have valuable institutional knowledge of WisdomTree.
•	Two of our new directors were originally proposed by ETFS Capital.

Under the leadership of our nine current directors, including our three seasoned directors, WisdomTree has achieved best-in-class organic growth among its peers and is well-positioned to continue executing our current strategy. Mr. Tuckwell’s misguided campaign will only serve to disrupt this strong momentum.

Together, our nine current directors ensure that we have the best possible expertise and experience to oversee the Company’s strategy and advance the best interests of the Company and all our stockholders. Vote “FOR” our directors on the WHITE proxy card to show that enough is enough.

Sincerely,

WisdomTree Board of Directors

Win Neuger

Independent Chair of the Board

YOUR VOTE IS IMPORTANT!

PLEASE VOTE THE WHITE PROXY CARD TODAY “FOR” ALL WISDOMTREE NOMINEES!

Remember, you can vote your shares via the Internet. Please follow the easy instructions on the enclosed WHITE proxy card.

If you have any questions or need assistance in voting

your shares on the WHITE proxy card, please contact our proxy solicitor:

Innisfree M&A Incorporated

Stockholders and All Others Call Toll Free: (877) 750-5836

Banks and Brokers Call: (212) 750-5833

Advisors

BofA Securities is serving as financial advisor, and Paul Hastings and Goodwin Procter are serving as legal counsel to WisdomTree. Innisfree M&A is serving as proxy solicitor, and H/Advisors Abernathy is serving as strategic communications advisor.

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About WisdomTree

WisdomTree is a global financial innovator, offering a well-diversified suite of exchange-traded products (ETPs), models, solutions and products leveraging blockchain technology. We empower investors and consumers to shape their future and support financial professionals to better serve their clients and grow their businesses. WisdomTree is leveraging the latest financial infrastructure to create products that provide access, transparency and an enhanced user experience. Building on our heritage of innovation, we are also developing and have launched next-generation digital products, services and structures, including digital or blockchain-enabled mutual funds and tokenized assets, as well as our blockchain-native digital wallet, WisdomTree Prime®.*

*The WisdomTree Prime digital wallet and digital asset services are made available through WisdomTree Digital Movement, Inc. (NMLS ID: 2372500) and WisdomTree Digital Trust Company, LLC, in select U.S. jurisdictions and may be limited where prohibited by law. WisdomTree Digital Trust Company, LLC is chartered as a limited purpose trust company by the New York State Department of Financial Services to engage in virtual currency business. Visit https://www.wisdomtreeprime.com or the WisdomTree Prime mobile app for more information.

WisdomTree currently has approximately $108.3 billion in assets under management globally.

For more information about WisdomTree and WisdomTree Prime®, visit: https://www.wisdomtree.com.

Please visit us on X, formerly known as Twitter, at @WisdomTreeNews.

WisdomTree® is the marketing name for WisdomTree, Inc. and its subsidiaries worldwide.

Cautionary Statement Regarding Forward-Looking Statements

Any statements contained in this letter that do not describe historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” “views,” and similar expressions. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those indicated, including, but not limited to, the impact and contributions of the slate of director nominees WisdomTree has nominated, and WisdomTree’s ability to achieve its financial and business plans, goals and objectives and drive stockholder value, including with respect to its ability to successfully implement its strategy relating to WisdomTree Prime®, and other risk factors discussed from time to time in WisdomTree’s filings with the SEC, including those factors discussed under the caption “Risk Factors” in its most recent annual report on Form 10-K, filed with the SEC on February 23, 2024, and in subsequent reports filed with or furnished to the SEC. WisdomTree assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

Important Information Regarding the 2024 Annual Meeting and Where to Find It

The Company has filed with the SEC a definitive proxy statement on Schedule 14A (the “Proxy Statement”), containing a form of WHITE proxy card, in connection with the solicitation of proxies for the 2024 Annual Meeting and, beginning on April 29, 2024, mailed the Proxy Statement and other relevant documents to its stockholders as of the April 19, 2024 record date for the 2024 Annual Meeting. This communication is not a substitute for any proxy statement or other document that the Company has filed or may file with the SEC in connection with any solicitation by the Company. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company’s website at https://ir.wisdomtree.com/.

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Certain Information Regarding Participants in the Solicitation

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”, which was filed with the SEC on April 29, 2024 and can be found through the SEC’s website. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the Proxy Statement, such information has been or will be reflected in Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

Contacts

Investor Relations

WisdomTree, Inc.

Jeremy Campbell

+1.917.267.3859

Jeremy.campbell@wisdomtree.com

Media Relations

WisdomTree, Inc.

Jessica Zaloom

+1.917.267.3735

jzaloom@wisdomtree.com

H/Advisors Abernathy

Tom Johnson / Dana Gorman

tom.johnson@h-advisors.global / dana.gorman@h-advisors.global

Category: Business Update

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